Exhibit 10.2

Supplemental Performance-Based Cash Retention Bonus Plan

January 2017

This program applies to specified Salon Support employees identified by the Board of Directors in January 2017. These participants have the opportunity to earn up to their individual “Max Award” based on the Company’s performance against a specific goal for the period ended January 1, 2017 to June 30, 2018 (the “Performance Period”).

Specifically, the performance measures and goals are as follows:

Performance Measure	Performance Towards Goal	Cash Award
Participant’s Max Award

75% of Max Award
50% of Max Award
25% of Max Award
0

If the actual amount of the Performance Measure for the Performance Period is between the numbers shown, the resulting cash award will be interpolated.

Cash awards will be paid approximately August 2018.

If a participant ceases employment during the Performance Period or before cash payment is received, due to involuntary termination by the Company without cause (including terminating for Good Reason) or due to death or disability, the participant shall receive a cash award based on the Company’s actual performance against the Performance Goal, paid after completion of the performance period at approximately the same time as cash awards under this plan are paid to participants who remain employees, subject to execution of a customary release of claims. Such award shall not be prorated to reflect the participant’s termination of employment. Any such payment shall be in addition to and not replace any other severance payments or benefits to which the participant may be entitled.

Amounts paid under this plan are separate from and do not replace or change the Company’s Annual Incentive (Bonus) Plan.